Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated April 27, 2026

Supplementing the Preliminary Prospectus Supplement, dated April 27, 2026

Registration No. 333-295336

HCA Inc.

$1,000,000,000 4.700% Senior Notes due 2031 (the “2031 notes”)

$750,000,000 5.000% Senior Notes due 2033 (the “2033 notes”)

$1,250,000,000 5.300% Senior Notes due 2036 (the “2036 notes”)

(collectively, the “notes”)

Pricing Supplement

Pricing Supplement dated April 27, 2026 to HCA Inc.’s Preliminary Prospectus Supplement dated April 27, 2026. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by changes described herein. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Terms Applicable to the 2031 notes

Issuer	HCA Inc.
Aggregate Principal Amount	$1,000,000,000
Title of Security	4.700% Senior Notes due 2031
Maturity Date	May 15, 2031
Spread to Treasury	+78 basis points
Benchmark Treasury	UST 3.875% due March 31, 2031
Benchmark Treasury Price & Yield	99-21 / 3.952%
Coupon	4.700%
Public Offering Price	99.856% of the principal amount plus accrued interest, if any, from April 30, 2026
Yield to Maturity	4.732%
Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2026
Record Dates

May 1 and November 1 of each year; provided that for so long as the Notes are held by DTC, the record date for the Notes will be the close of business on the Business Day preceding the applicable Interest Payment Date.

Net Proceeds to Issuer before Expenses	$995,060,000

CUSIP/ISIN Numbers	CUSIP: 404119 DJ5 ISIN: US404119DJ57
Optional Redemption

Prior to April 15, 2031 (the “2031 Notes Par Call Date”), the 2031 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 notes to be redeemed matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(ii)
100% of the aggregate principal amount of the 2031 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2031 Notes Par Call Date, the 2031 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2031 note to be redeemed plus accrued and unpaid interest on the 2031 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2033 notes

Issuer	HCA Inc.
Aggregate Principal Amount	$750,000,000
Title of Security	5.000% Senior Notes due 2033
Maturity Date	May 15, 2033
Spread to Treasury	+90 basis points
Benchmark Treasury	UST 4.250% due March 31, 2033
Benchmark Treasury Price & Yield	100-21+ / 4.137%
Coupon	5.000%
Public Offering Price	99.780% of the principal amount plus accrued interest, if any, from April 30, 2026
Yield to Maturity	5.037%
Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2026
Record Dates

May 1 and November 1 of each year; provided that for so long as the Notes are held by DTC, the record date for the Notes will be the close of business on the Business Day preceding the applicable Interest Payment Date.

Net Proceeds to Issuer before Expenses	$745,350,000
CUSIP/ISIN Numbers	CUSIP: 404119 DK2 ISIN: US404119DK21
Optional Redemption

Prior to March 15, 2033 (the “2033 Notes Par Call Date”), the 2033 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(iii)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 notes to be redeemed matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(iv)
100% of the aggregate principal amount of the 2033 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2033 Notes Par Call Date, the 2033 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2033 note to be redeemed plus accrued and unpaid interest on the 2033 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the 2036 notes

Issuer	HCA Inc.
Aggregate Principal Amount	$1,250,000,000
Title of Security	5.300% Senior Notes due 2036
Maturity Date	May 15, 2036
Spread to Treasury	+100 basis points
Benchmark Treasury	UST 4.125% due February 15, 2036
Benchmark Treasury Price & Yield	98-09 / 4.342%
Coupon	5.300%
Public Offering Price	99.674% of the principal amount plus accrued interest, if any, from April 30, 2026
Yield to Maturity	5.342%
Interest Payment Dates	May 15 and November 15 of each year, beginning on November 15, 2026

Record Dates

May 1 and November 1 of each year; provided that for so long as the Notes are held by DTC, the record date for the Notes will be the close of business on the Business Day preceding the applicable Interest Payment Date.

Net Proceeds to Issuer before Expenses	$1,240,300,000
CUSIP/ISIN Numbers	CUSIP: 404119 DL0 ISIN: US404119DL04
Optional Redemption

Prior to February 15, 2036 (the “2036 Notes Par Call Date”), the 2036 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(v)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 notes to be redeemed matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the date of redemption, and

(vi)
100% of the aggregate principal amount of the 2036 notes to be redeemed,

plus, in each of clauses (i) and (ii) above, accrued and unpaid interest, if any, to such redemption date.

On and after the 2036 Notes Par Call Date, the 2036 notes will be redeemable, at our option, in whole or in part, at any time and from time to time, at an applicable redemption price equal to 100% of the principal amount of each 2036 note to be redeemed plus accrued and unpaid interest on the 2036 notes to be redeemed to, but not including, the date of redemption.

Terms Applicable to the notes
Change of Control	Upon a Change of Control Triggering Event, each Holder may require the Issuer to repurchase at 101%, plus accrued and unpaid interest, if any.
Trade Date	April 27, 2026
Total Net Proceeds to Issuer before Expenses	$2,980,710,000
Use of Proceeds

We intend to use the net proceeds of this offering for the redemption of all of the $1.500 billion outstanding aggregate principal amount of our 5.375% senior notes due 2026 and the $1.000 billion outstanding aggregate principal amount of our 5.375% senior notes due September 2026, and for general corporate purposes, which may include the repayment of outstanding borrowings under our $4 billion commercial paper program (which may be reborrowed from time to time).

Denominations	$2,000 and integral multiples of $1,000
Form of Offering	SEC Registered (Registration No. 333-295336)
Joint Book-Running Managers	Citigroup Global Markets Inc. Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

Co-Managers	BBVA Securities Inc. CIBC World Markets Corp. DNB Carnegie, Inc. Huntington Securities, Inc. NatWest Markets Securities Inc. Regions Securities LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC
Settlement Date

April 30, 2026 (T+3)

We expect that delivery of the notes will be made to investors on or about April 30, 2026, which will be the third business day following the date of this pricing term sheet (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The Issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents HCA Healthcare, Inc. has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or email: prospectus@citi.com, to Barclays Capital Inc., 745 Seventh Avenue, New York, NY 10019, Attention: Syndicate Registration, fax no.: 1-646-834-8133, to BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, email: dg.prospectus_requests@bofa.com, telephone: 1-800-294-1322, and to J.P. Morgan Securities LLC, 270 Park Avenue, New York, NY 10017, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone: 1-212-834-4533.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in such preliminary prospectus supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.